Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144140) of GSI Technology, Inc. of our report dated November 11, 2009 relating to the combined statements of assets acquired and the combined statements of revenues and direct expenses of the SRAM Business (a product line of Sony Corporation), which appears in this Current Report on Form 8-K/A of GSI Technology, Inc.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
November 11, 2009